UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________________
FORM 8-K
__________________________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019
Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-15386	43-1196944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117
(Address of Principal Executive Offices)	(Zip Code)
(816) 221-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CERN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2019, Cerner Corporation, a Delaware corporation (the “Company”), entered into a First Amendment (the “Amendment”) to Third Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) with a syndicate of lenders identified in the Credit Agreement. U.S. Bank National Association acts as administrative agent (the “Administrative Agent”) under the Credit Agreement.

The Credit Agreement provides for a five-year revolving credit facility and includes: (a) a revolving credit loan facility of up to $700 million at any time outstanding, and (b) a letter of credit facility of up to $100 million at any time outstanding (which is a sub-facility of the $700 million revolving credit loan facility). The Credit Agreement also includes an accordion feature allowing an increase of the credit facility of up to an additional $300 million ($1 billion in the aggregate) at any time outstanding, subject to the satisfaction of specified conditions. The Amendment extended the maturity date of the Credit Agreement to May 5, 2024, and the Company believes that the Amendment will provide the Company with more operating flexibility by, among other things, replacing the Leverage Ratio (Consolidated Total Funded Debt to Consolidated EBITDA) covenant with a Net Leverage Ratio covenant under which cash and cash equivalents will be deducted from Consolidated Total Funded Debt for purposes of determining compliance with the covenant. There were no amounts outstanding under the Credit Agreement, other than letters of credit, at the time the Credit Agreement was amended.

Generally, amounts outstanding under the Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the alternative Base Rate (the highest of (1) the Prime Rate, (2) the Federal Funds Rate plus 1.0%, and (3) the Adjusted Daily LIBOR Rate in effect and reset each LIBOR Business Day plus 2.00%), plus, in each case, a margin based on the Company's Net Leverage Ratio. The Amendment contains a mechanism for a LIBOR replacement if the Administrative Agent suspends the availability of advances based on LIBOR. The Company is required to pay certain fees in connection with the Credit Agreement. In addition, the Company must pay commitment fees on a quarterly basis with respect to the unutilized portion of the commitments under the Credit Agreement, and the Company is required to pay certain fees to the Administrative Agent for administrative services.

The Credit Agreement contains customary representations and warranties, covenants, and events of default. Amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an event of default. The proceeds of any Loans under the Credit Agreement will be used for working capital and for general corporate purposes, including without limitation in connection with permitted Acquisitions and our previously disclosed capital allocation strategy.

Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. The above description is qualified in its entirety by reference to the Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the Credit Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 3, 2015 and is incorporated herein by reference.

The Credit Agreement is not intended to be a source of factual, business or operational information about the Company or its subsidiaries. The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 with respect to the terms of, and the financial obligations created by, the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits

Exhibit Number	Description

10.1	First Amendment to Third Amended and Restated Credit Agreement dated May 6, 2019 among Cerner Corporation, U.S. Bank National Association, Commerce Bank N.A., and Bank of America, N.A.
10.2
Third Amended and Restated Credit Agreement dated October 30, 2015 among Cerner Corporation, U.S. Bank National Association, Commerce Bank N.A., and Bank of America, N.A. is incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed by Cerner on November 3, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERNER CORPORATION

Date: May 7, 2019	By:	/s/ Marc G. Naughton
Marc G. Naughton, Executive Vice President
and Chief Financial Officer